Exhibit 23.1    Consent of McGladrey & Pullen, LLP

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
North Central Bancshares, Inc.
Fort Dodge, Iowa

We consent to the incorporation by reference in the Registration Statement (Registration #333-33089) on Form S-8 as filed with the Commission on August 7, 1997 , the Registration Statement (Registration #333-82490) on Form S-8 as filed with the Commission on February 11, 2002, and the Registration Statement (Registration #333-133810) on Form S-8 as filed with the Commission on May 4, 2006, Registration Statement No. 333-157027 on Form S-3 (Registration #333-157172) as filed with the Commission on March 27, 2009 of North Central Bancshares, Inc. of our report dated March 27, 2009, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of North Central Bancshares, Inc. and subsidiaries for the year ended December 31, 2008.

Des Moines, Iowa
March 27, 2009